Exhibit 10.4

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective the 29TH of June, 2021 by and between BioPower Operations Corporation (“BIO”), a State of Nevada public company (hereinafter called the “Company”), and Robert Kohn (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee as the Chief Financial Officer and Director of the Company; and

WHEREAS, the Employee has over 30 years of experience in various energy companies including recycling, waste to energy and as President of Entrade (Energy Trading) at one of the largest electric utilities in the United States, Exelon (NYSE: EXC), the development of a green energy rebate program since 1996 and providing his ability and experience to carry out the duties required of the positions of the Company; and

WHEREAS, as a condition precedent to and as an incentive to the Company to employ the Employee as the Chief Financial Officer of the Company. The Company and the Employee desire to record the arrangements for such employment, in the manner provided for herein and upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein, commencing on June 17, 2021 and ending on June 16, 2022 with automatic one-year renewals.

1.2 Duties of Employee. The Employee shall serve as the Chief Financial Officer, and Director of the Company. The Employee shall be required to report solely to, and shall be subject solely to the supervision and direction of the CEO and Board of Directors and no other person or group shall be given authority to supervise or direct Employee in the performance of his duties. The Employee is also responsible for strategic planning, licensing and merchandising, strategic alliances, joint ventures and any other activity that brings revenues and profits to BIO. The employee will use his 30-year contact base for licensing, merchandising, sponsorships, Global 2000 corporate relationships, Government relationships and all other financial benefits derived from employees’ contacts.

The Employee shall devote substantially all of his working time defined as 40 minimum man hours per week, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements, (C) manage personal investments and (D) do any activities, so long as such activities do not interfere with the performance or business of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement or have any conflicts with the duties and responsibilities of the employee. No announcements may be made about the Employee from any entity except for BIO without their consent and approval. The Employee’s obligations hereunder shall run to the Company and to the Company’s subsidiaries and affiliates.

1.3 Place of Performance. In connection with his employment by the Company, the Employee because of extensive travel in connection with the Company’s business will determine place of performance at a later date.

2. Compensation.

2.1 Base Salary. Commencing on the effective date of this Agreement, the Employee will be paid an annual base salary (the “Base Salary”) of US$150,000. The Base Salary will begin to accrue ninety days (90) from the effective date of this Agreement. If the Company raises $5 Million or more, then the Base Salary will commence immediately and pay all accrued salary owed immediately.

Base Salary shall be payable in bi-weekly installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The employee will have annual salary review and increases commensurate with other executives and must be approved by the Board of Directors. Health insurance shall be paid for by the Company for the employee and his family without any co-pay by the Employee and remain in full force an effect throughout the employee’s term of employment.

3. Expense Reimbursement and Other Benefits.

3.1 Expense Reimbursement. During the Term of Employee’s employment hereunder, the Company shall prepay all expected expenses of the employee related to any company business with all undetermined and unexpected expenses being paid upon the submission of reasonable supporting documentation by the Employee, and shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee in the course of and pursuant to the business of the Company, including expenses for travel, lodging and entertainment in accordance with the Company’s policies. Expense reimbursement with include the following programs for Key Executives:

1.	Auto Reimbursement
2.	Health Plan - $5,000 per year per Employee and Family Members - Use or lose including; Personal Trainer; Health Clubs; Services including therapies; Diet; Nutrition counseling and any and all related health activities
3.	Company American Express Card

3.2 Incentive, Savings and Retirement Plans. During the Term of Employee’s Employment hereunder and in the event such plan, practices, policies and programs are adopted, the Employee shall be entitled to participate in any incentive, savings and retirement plans, practices, policies and programs offered by the Employer and applicable to other Employees of the Company. The Employer reserves the right to modify, amend or terminate any such plan or practice.

3.3 Paid Time Off. During the Term of Employee’s Employment hereunder, the Employee shall be entitled to paid time off in the amount of 28 days per year as well as pay for holidays observed by the Company. The employee does not have to take all of his Paid Time Off and may choose at the end of each year to be paid for the Time Off not taken at regular salary.

4. Termination

4.1 The Company shall have the right to terminate Employee’s employment hereunder for cause upon fourteen (14) days written notice to Employee; In the event the Employee’s employment is terminated for cause, the company shall:

(1)	pay to Employee any unpaid Base Salary and any other payment required by law through the date of termination, and no bonus, incentive and option shares will be payable in the event of termination within one year date of this agreement. Upon one year completion of an employment term by employee all bonuses, incentives and stock options shall remain deliverable and payable as stipulated in this agreement shall be deemed earned and all unpaid salaries and bonuses shall be paid.

(2)	the Employee will be eligible for COBRA benefits if a Company medical insurance program is in place at the time of termination.

4.2 The Company shall have the right to terminate Employee’s employment hereunder upon fourteen (14) days written notice to Employee; In the event the Employee’s employment is not terminated for cause, the company shall:

(1)	pay to Employee any unpaid Base Salary and any other payment required until the end of the Employment Agreement, including any bonus, incentive and option shares. All bonuses, payables and stock options shall remain deliverable and payable as stipulated in this agreement and shall be deemed earned and all unpaid salaries and bonuses shall be paid.

(2)	the Employee will be eligible for COBRA benefits if a Company medical insurance program is in place at the time of termination.

5. Restrictive Covenants.

5.1 Non-Disclosure of Trade Secrets and Confidential Information. Employee acknowledges that employee has received, and Company agrees to continue to provide to Employee on an ongoing basis, certain of Company’s confidential business information. Employee will not divulge, disclose, reveal, or communicate to any business entity or other person such information or any trade secrets or other information that Employee may have obtained during the term of his employment with the company concerning any matters affecting or relating to the business of Company, including without limitation any of its customers, contacts (including customer lists), sales prices (including price lists), costs, plans, technology, formulas, processes, policies, techniques, trade practices, finances, accounting methods, methods of operations, trade secrets, or other data considered by Company to be confidential information, for so long as such information is not publicly available other than in whole or in part through the efforts of Employee.

5.2 Non-solicitation of Company’s contacts. While employed by the Company and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ, contact or enter into any contractual arrangement with any employee or former employee of the Company or Company’s contacts except for those Company contacts known to Employee prior to employment with the Company.

5.3 Employer acknowledges that Employee is qualified for other comparable employment, including for companies not engaged in the Business. Accordingly, Employee represents and warrants that Employee’s experience and capabilities are such that this covenant will not prevent Employee from earning an adequate livelihood for Employee and Employee’s dependents if this covenant should be specifically enforced against Employee.

5.4 Disclosure and Assignment of Inventions/Product Developments. During the course of his employment, and for a period of 6 months after the termination of his employment, for any reason or no reason, Employee shall report to Employer all inventions, improvements or discoveries of any kind created or made by Employee in connection with his employment by the Company or that relate in any way to the business or research and development of the Company or that could have any application in the business or research and development of the Company. Such inventions include any product/software concepts, ideas, inventions, improvements, developments, discoveries and/or enhancements or any ideas in contemplation that are not in development at this time of the execution of this Agreement. All such concepts, ideas, inventions, improvements, developments, enhancements or discoveries shall be the property of the Company and Employee shall execute and deliver any documents and shall give all necessary assistance to secure, assign and vest in the Company the sole and exclusive right and title and interest to such concepts, ideas, inventions, improvements, developments, discoveries and/or enhancements, including, but not limited to, patent applications, assignments, affidavits, priority claims and other documents necessary, in the Company’s opinion, to obtain, maintain or defend any patents or other property rights. Employee shall appear and give evidence in any suits, interferences or any other legal proceedings that arise in connection with any of the concepts, ideas, inventions, improvements, developments, discoveries and/or enhancements. The provisions of this paragraph shall survive the termination of this Agreement.

6. Entire Agreement. This instrument contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification on behalf of the Company must be approved by the Board.

7. Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of Switzerland and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. Employee agrees that service of process upon Employee in any such action or proceeding may be made by standard service of process procedures allowed under the Florida Rules of Civil Procedures. Unless otherwise agreed, the prevailing party in any litigation relating to the interpretation or enforcement of this Agreement shall be entitled to reasonable costs and attorneys’ fees.

8. Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or via overnight courier, (c) one day after electronically mailed either in the text of an email message or attached in a commonly readable format, and the sender has received no generated notice that the email message has not been successfully delivered, or (d) upon receipt of proof of sending thereof when sent by facsimile, addressed as follows:

If to the Company:

Attention: Troy MacDonald

Email:

If to the Employee:

Robert Kohn

6219 Kings Gate Circle, Delray Beach, Florida 33484

Email: rkohn7@gmail.com

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

9. Successors.

(a)	This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12. Damages. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

13. No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Employee’s Recognition of Agreement. Employee acknowledges that Employee has read and understood this Agreement, and agrees that its terms are necessary for the reasonable and proper protection of the Company’s business. Employee acknowledges that Employee has been advised by the Company that Employee is entitled to have this Agreement reviewed by an attorney of Employee’s selection, at Employee’s expense, prior to signing, and that Employee has either done so or elected to forgo that right.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Troy E. MacDonald, CEO /s/ Troy MacDonald
By:	/s/

EMPLOYEE:

Robert D. Kohn /s/ Robert D. Kohn
By:	/s/ Signature